Exhibit 10.3

SHAREHOLDER AGREEMENT

This shareholders Agreement (this “Agreement”) is made and entered into as of 7 of September , 2020 (the “Signature Date”) by and among: (a) Mr. Guy Nissensohn, Israeli ID 31877681 of Ofek Uriel 8, Herzliya, Israel (“Guy”); (b) Mr. Yaniv Yaar Aharon, Israeli ID 37244365, of Tagor 42, Tel-Aviv, Israel (“Yaniv”) jointly with Mr. Dan Barkai-Ksiless, Israeli ID 34361964, of Sderot Max Ve’Ampro Shein 35, Rehovot, Israel (“Dan”); Mrs. Ester Brod, Israeli ID 53264545, of Shchaniya 34, Shchaniya, Israel (“Ester”) represented via proxy by Dan, Mrs. Ilans Aharon, Israeli ID 69426328, of Slomensky 9, Yafo, Israel (“Ilana”), represented via proxy by Yaniv, Mrs. Rony Rozner, Israeli ID 39684816, of Har Boker 11, Kfar Saba, Israel (“Rony”) and Mr. Gil Zomer, Israeli ID 15509672, of Har Boker 11, Kfar Saba, Israel, (“Gil”) together represented via proxy by Yaniv, all of them are current holders of Ocean Partners Y.O.D.M (“Ocean Group”)

RECITALS

WHEREAS, some of the Parties as well as Creations Inc., a company incorporated under the laws of the State of Delaware and whose address is at 8 The Green St. A, Dover, Delaware (“Creations”) and Yetsira Holdings Ltd. of Arieh Shenkar St 1, Herzliya, Israel (“Yetsira”) are parties to that certain Share Exchange Agreement dated 7 september , 2020 (hereinafter, the “Ocean Agreement”, and/or the “Share Exchange Agreement”);

WHEREAS, effective as of the Final Closing, as defined in the Share Exchange Agreement (as defined above), the Shareholders are expected to become holders of the issued and outstanding share capital of Creations and officers of Creations and/or of Yetsira;

WHEREAS, the Parties wish to regulate their conduct as shareholders of Creations following the Final Closing, either during the period prior to the listing of Creations’ securities on a stock exchange or a regulated market or after such securities are delisted (hereinafter, the “Private Company Period”) or the period during which Creations’ securities are listed (hereinafter: the “Public Company Period”);

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable considerations, the Parties hereto agree as follows:

Terms not expressly defined herein shall have the meaning ascribed to them in the Share Exchange Agreement.

1.	Minority Interests - General

1.1.	In this Agreement below, the matters set forth below constitute protective minority rights:

(1)	Any change in Creations’ articles of association and/or Yetsira’s articles of association.

(2)	Any change in the number of members on the board of directors of Creations and/or Yetsira, except as required by the law applicable to public companies and/or the termination of office of the representatives of Ocean on the board of directors (except if termination of office is required by law or due to incapacity).

(3)	A resolution to delist Creations from the stock exchange.

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(4)	Sale of the Creations groups business operations in Israel, including sale of Yetsira or any portion of the managed assets. For this purpose, a waiver of a portfolio management license and/or mutual fund management license, or the sale of Creations or its operations at a price per share lower than $2.5, shall be deemed a sale.

(5)	Issuance of Creations’ shares, or securities convertible into Creations’ shares, by way of public offering and/or private placement, as part of an investment transaction at a price per share or a value reflecting a price lower than US $2 per share during the Public Company Period, or based on a company valuation lower than US $2 per share during the Private Company Period, except for such case in which the board of directors of Creations, while relying on approved financial models, concludes that Creations is an insolvent company, e.g.: subject to a “going concern” provision, 12 month cash projections are lower than the cash in Creations’ bank account or negative tangible equity.

(6)	Material change (including by sale of operations and/or acquisition of new operations and/or creation of new operations) in the business operations of Creations, where it is agreed that the Creation’s business operations focus on capital market investment activities and financial services (on the buy side), including the provision of services such as investment, management, investment banking, retail banking, etc.). For this purpose, “material change” means the investment by Creations in the development of operations at a value exceeding 30% of Creations’ equity in the year preceding the year of the investment, or sale of operations with an impact exceeding 30% of the equity, or the acquisition of operations (whether paid in cash, by way of share allotment or otherwise) with a financial volume exceeding 30% of the equity in the year preceding the year in which the transaction is expected to take place.

(7)	Purchase transactions, in cash or by way of allotment of shares, of any activity or company, including activity within the scope of Creations’ business operations, either by Creations or by a company within the Creations’ group, as part of an acquisition or merger, that will result in an expense, following which the equity of Yetsira (and of other companies controlled by Yetsira) will be less than NIS 4 million, adjusted to profit or loss from operation, except if the reduction in equity results from a cash loss arising from the operations in Israel of the group of entities under Yetsira’s control over the years.

2.	Minority Interests Protection

2.1.	The Parties agree that during the Private Company Period, any decision on any matters relating to minority interest protection as set out in Section 1 above will be submitted for resolution by the general meeting of Creations’ shareholders, and the majority required to pass such resolution will be 70% of the shares participating in the vote. The articles of association of Creations and of Yetsira will be amended accordingly as a condition precedent for the Final Closing.

2.2.	During the Public Company Period, the articles of association of Creations as a public company will include a provision whereby resolutions on matters relating to minority protection (as defined in Section 1 above) will be submitted to the general meeting of shareholders following discussion by the board of directors. Resolutions at the general meeting of Creations’ shareholders will be passed by a simple majority, however, it is agreed by the Parties that, if early discussion is held by the Parties prior to passing a resolution on any matter relating to minority protection, the Ocean Group will object to the resolution, Guy will be prevented from voting for it at the general meeting of shareholders to be convened to discuss and decide the matter. Similarly, should Guy vote against the approval of such matter in an early discussion to be held prior to passing a resolution on any matter relating to minority protection, the Ocean Group will be prevented from voting in favor of the resolution at the general meeting of shareholders to be convened to discuss and decide the matter.

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2.3.	Notwithstanding anything to the contrary in the aforesaid, to the extent that either during the Private Company Period or the Public Company Period, any minority protection matter (as defined in Section 1 above) is submitted for the approval of the board of directors of Creations and is unanimously agreed by Guy and Yaniv (or any other representative on behalf of the Ocean Group), and subject to applicable law does not require the approval of the general meeting of the shareholders of Creations, then the resolution as adopted by the board of directors of Creations will be final and binding on the Parties and the matter will not be brought for the approval of the general meeting of the shareholders of Creations.

3.	Appointment of Directors. Notwithstanding anything to the contrary contained herein, it is hereby agreed that, effective as of the Final Closing Date, the board of directors of Creations and the board of directors of Yetsira will include the following members: (a) Guy; (b) Yaniv (or any other representative on behalf of the Ocean Group);; and (c) Prior to the Company becoming a public company, Guy shall be entitled to nominate, at his discretion, two more candidates to serve as directors of Creations. During the Public Company Period it is agreed that said directors will also serve as directors of Yetsira and of any other company controlled by Creations, on behalf of Guy. If, for any reason whatsoever, it is impossible to appoint a particular candidate on behalf of Guy to the board of directors of Yetsira (or of any other company within the Creations’ group), Guy shall have the right to appoint any other person to Yetsira’s board of directors and/or the board of directors of any such company, subject to the provisions of any law applicable to such company. Without derogating from the foregoing, during the Private Company Period, the board of directors of Creations and Yetsira shall consist of two (2) directors, as follows: Guy shall have the right to appoint one (1) director and one (1) director will be appointed by the Ocean Group. The directors (including the chairman of the Board) shall have equal votes and no one of them shall have a casting vote or veto right at Board meetings, and a resolution shall be deemed to have been passed if approved by a majority of the directors in attendance in the meeting. In case of equal votes, the resolution shall be deemed to have been rejected.

4.	Exercise of Shares. Without derogating from the provisions of the Share Exchange Agreement relating to the rights of the Ocean Group to sell Creations’ shares held and to be held by them, it is agreed between the Parties that if, notwithstanding the foregoing, during the Public Company Period, a resolution on any of the matters listed above with respect to minority interest protection is passed contrary to the opinion of the Ocean Group, then the Ocean Group will be entitled to immediately exercise Creations’ shares held by it as of the date of this Agreement. For the avoidance of doubt, the share certificate or any other document constituting evidence of the ownership by the Ocean Group of Creations’ shares will include a provision relating to the right to sell any Creations’ shares held by it as of the date of this Agreement, as set forth above. Pursuant to any regulatory restrictions.

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5.	Voting Agreement – Operation in Israel

5.1.	The board of directors of Creations or the board of directors of Yetsira, as applicable (or any other entity within Creation’s Group) shall have the authority to decide on matters relating to termination or change in the terms of employment of any of the individuals listed below, and to recommend to the competent organs of the Company to pass a resolution on such matter:

5.2.1       Yaniv Aharon ID 37244365

5.2.2       Shmuel Yelshvich ID 307703876

5.2.3       Ilan Arad, Israeli ID 35904820

5.2.4       Dan Barkai, Israeli ID 34361964

5.2.	For the avoidance of doubt, it is clarified that, should it be decided to terminate the employment of any of the officers listed above prior to the end of his/her term of employment as set forth in the employment agreement, except if his/her employment is terminated for “cause” (as defined below), the officer whose employment has been terminated will be entitled to the consideration for the remaining period of the employment agreement, in full, up until the date of termination of the original employment agreement, in addition to all terms of employment, including advance notice period and severance pay, and the provisions of Section 4 above will apply. Termination of employment for cause occurs upon the occurrence of any of the events set forth in the employment agreement, and any of the following events: (a) breach of the officer’s fiduciary duty to Creations or Yetsira; (b) the filing of an indictment against the officer for an offense relating to economic matters, as set forth in the definition of the term “offense” in Section 1 of the Law for the Regulation of Investment Advice, Investment Marketing and Investment Management, 1995; (c) if the officer is unable to provide his/her services to Creations or Yetsira for an aggregate period of more than 180 days per year or a consecutive period of 90 days; (d) if the officer is declared bankrupt; and (e) if the officer has materially breached his/her obligations under the employment agreement.

6.	Shareholders’ Rights

The Parties expressly agree that this Agreement will apply to all of the Shareholders holdings in Creations that are currently in possession of any of them, either directly or indirectly through a proxy, a holding company under its control or a relative residing in the same household, or holdings acquired after the date hereof through any and all means, including and without limitation, by means of acquisition, conversion of convertible securities or operation by law, or as a result of reorganization or reclassification, either voluntarily or involuntarily, or any other similar transaction.

7.	Further Assurances

Each Party will perform such other activities and vote for its shares and execute such other documents (including and without limitation, the articles of association of Creations or Yetsira) as may be reasonably necessary to perform and give full force and effect to the provisions of this Agreement and the intent of the Parties as reflected herein, and the Parties further undertake not to vote any of their shares in Creations, nor perform any other activity which may derogate, contradict or adversely impact in any way the declared intentions of the Parties as herein set forth.

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8.	Term and Termination of Agreement

This Agreement shall become effective on the date stated herein and shall be immediately terminated upon the occurrence of the earlier of (1) the Parties’ written consent, and subject to the terms of such consent; (2) on the date on which a Party hereto ceases to hold, either directly or indirectly (including through a holding company, a proxy, first degree relatives, etc.) 10% or more of the issued and outstanding share capital of Creations.

9.	Miscellaneous

(a)	Applicable Law and Jurisdiction. This Agreement shall be subject to and construed in accordance with the laws of the State of Israel without regard to of the choice of law rules. Any disputes, questions or differences that may arise at any time after the date hereof between the Parties hereto (including Creations) or their representatives or any of them, which the Parties cannot amicably resolve, pertaining or relating to or arising from this Agreement or in connection therewith, or in connection with its validity, interpretation or any action hereunder, or any impact it may have on the provisions contained herein, or in connection with the rights, obligations or liabilities hereunder of the Parties hereto, or pursuant hereto, shall be finally and exclusively resolved by the competent court in Tel Aviv – Yafo.

(b)	Successors and Assigns; Assignment. Except as otherwise expressly provided for in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. Neither Party shall be entitled to assign its rights or obligations hereunder without the prior written consent of the other Parties hereto.

(c)	Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the matters addressed herein, and supersedes any oral or written agreement with regard to the matters addressed herein. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either retroactively or prospectively, and either generally or in a particular instance) solely with the written consent of the Shareholders.

(d)	Notices. All notices required or permitted hereunder may be delivered in person or sent by (prepaid) registered mail, fax or email. Notices delivered in person shall be deemed to have been received seven (7) days after being sent. Notices sent by fax or email shall be deemed to have been received at the time of transmission, subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice sent according to the aforesaid but received on a day other than a business day, or after regular business hours at the place of receipt, shall be deemed to have been received on the next business day upon opening the business hours at the place of receipt. Until otherwise notified by either Party to the others, the addresses of the Parties for purposes of this Agreement shall be as set forth in the preamble to this Agreement.

Any notice or other communication to be given hereunder shall be in writing and in the English language, unless otherwise required by applicable law, and in such case, an accurate English translation of any such document shall be provided.

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(e)	Delays or Failures. Any delay or failure to exercise a right, power or remedy available to any Party for breach or failure under this Agreement, or waiver by a Party hereto (including Creations) of any provision or term contained herein, shall be made in writing and shall only become effective if expressly set forth in such document. All remedies, whether pursuant to this Agreement or otherwise granted to either Party (including Creations), shall be cumulative rather than alternative.

(f)	Severability. If any provision of this Agreement is found by a competent court to be unenforceable under applicable law, such provision shall be excluded from the Agreement, and the remaining provisions hereof will be construed as if such excluded provision is enforceable under its terms, provided that in such case, this Agreement will be construed in a manner that gives effect, to the maximum extent consistent with applicable law, to the meaning and intention of the excluded provision, as determined by a court of competent jurisdiction.

(g)	Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and be enforceable against the Parties actually signing such counterpart, but all of which shall be deemed to constitute a single instrument.

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Guy Nissensohn

By:
Name:
Title:

Yaniv Yaar Aharon

By:
Name:
Title:

Dan Barkai-Ksiless

By:
Name:
Title:

Holding Company (for Yaniv and Dan)

By:
Name:
Title:

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